Exhibit 16.1

December 6, 2006

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We have read the statements made by ACTIS Global Ventures, Inc. (the “Company”) included in the current report on Form 8-K/A, filed December 6, 2006. We are in agreement with the statements regarding our firm as included in Item 4.01 of this form. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ Peterson & Co., LLP

PETERSON & CO., LLP